Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated October 7, 2013, with respect to the statements of revenues and direct operating expenses of the Spanish Trail Assets contained in the Prospectus, filed on January 17, 2014, related to the Registration Statement on Form S-1 (File No. 333-192268), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the use of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Dallas, Texas

February 4, 2014